EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation 1410 Millwood Road McKinney, Texas 75069 972-562-9473	PRESS RELEASE	February 3, 2004 Contact: Frank J. Bilban Vice President & CFO

For Immediate Release

ENCORE WIRE ANNOUNCES DISTRIBUTION CENTER EXPANSION

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today reported that the Company will soon break ground on an expansion of its distribution center at its McKinney, Texas location. The expansion will add approximately 162,000 square feet to the present distribution center’s 265,000 square feet. The expenditures for this project, including related expansion and upgrades of railroad and road access to Encores’ McKinney complex will total approximately $6.5 million. The majority of these expenditures will be made in 2004. The distribution center expansion is part of the Company’s’ capital expenditure plan for 2004 that will also include the purchase of certain manufacturing equipment to address bottlenecks in the production process. Total capital expenditures for the year are estimated in the $15 to $18 million range.

Commenting on the announcement, Vincent A. Rego, Company Chairman and CEO remarked, “Encore Wire has experienced steady growth throughout its history that has accelerated in 2003. Our distribution center has become crowded over the past two to three years. We addressed this over a year ago by re-configuring the racks that product is stored in and adding approximately 30% capacity to the existing floor space. With our continued growth, it has become necessary to add more floor space to enable us to maintain the outstanding level of prompt order fill rates that our customers have come to expect. In conjunction with this project we will make the necessary upgrades to the rail and road access into our complex to provide for this project and potential future growth. We will also be adding to our machinery base in selected areas where production bottlenecks have surfaced over the last year. This new equipment will be installed in our existing production plants and will address the bottlenecks to allow us to meet the increased demand for our products. As our recent press release regarding our expanded line of credit with a larger bank syndicate indicated, we have put into place financing capable of funding these capital expenditures as well as our growing working capital needs. We will continue to manage the Company for the long term, and will make capital improvements to allow for sustained growth, while ensuring our balance sheet remains strong.”

Encore Wire Corporation manufactures a broad range of electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.